FINANCIAL STATEMENTS AND
INDEPENDENT AUDITOR'S REPORT

BLESSED ROCK OF EL MONTE

DECEMBER 31, 2012

BLESSED ROCK OF EL MONTE

PAILET, MEUNIER and LeBLANC, L.L.P.

Certified Public Accountants
Management Consultants

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Partners

Blessed Rock of El Monte

We have audited the accompanying financial statements of Blessed Rock of El Monte, as of December 31, 2012 and the related statements of operations, changes in partners' equity and cash flows for the year ended December 31, 2012. Blessed Rock of El Monte's management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Blessed Rock of El Monte as of December 31, 2012 and the result of its operations and its cash flows for the year ended December 31, 2012 in conformity with accounting principles generally accepted in the United States of America.

Metairie, Louisiana January 25, 2013

Member of:	• PCAOB - Public Company Accounting Oversight Board

AICPA: Center for Public Company Audit Firms (SEC) • Governmental Audit Quality Center • Private Companies Practice Section (PCPS)

3421 N. Causeway Blvd., Suite 701 • Metairie, LA 70002 • Telephone (504) 837-0770 • Fax (504) 837-7102

201 St. Charles Ave., Suite 2500 • New Orleans, LA 70170 • Telephone (504) 599-5905 • Fax (504) 837-7102

www.pmlcpa.com

See auditor's report and accompanying notes to the financial statements.

BLESSED ROCK OF EL MONTE
BALANCE SHEET
DECEMBER 31, 2012

ASSETS Current Assets
Cash	$555,742
Accounts Receivable, Tenants	43
Accounts Receivable, Other	1,380
Prepaid Operational Asset Management Fees	8,220
Total Current Assets	565,385
Restricted Reserves and Escrows
Tax and Insurance Escrow	52,655
Replacement Reserve	177,578
Tenant Security Deposits	23,959
Total Restricted Reserves and Escrows	254,192
Property and Equipment
Land and Improvements	1,333,738
Buildings	8,235,645
Furniture and Equipment	229,170
Total Property and Equipment	9,798,553
Less: Accumulated Depreciation	(3,304,124)
Property and Equipment, Net	6,494,429
Other Assets Deferred Fees, Net	1,285
TOTAL ASSETS	$7,3 15,291

BLESSED ROCK OF EL MONTE
BALANCE SHEET
DECEMBER 31, 2012

LIABILITIES AND PARTNERS' CAPITAL
Current Liabilities
Accrued Management Fees	$4,113
Accrued Interest	12,070
Accrued Expenses	13,700
Current Portion Mortgage Payable	2,054,455
Prepaid Rents	104
Total Current Liabilities	2,084,442
Deposits & Prepayment Liabilities
Tenants' Security Deposits	23,897
Long Term Liabilities
Grant Payable	400,000
Accrued Interest, Long Term	268,000
Total Long Term Liabilities	668,000
Total Liabilities	2,776,339
Partners' Equity
Partners' Equity	4,538,952
TOTAL LIABILITIES AND PARTNERS' CAPITAL	$7,315,291

See auditor's report and accompanying notes to the financial statements.

BLESSED ROCK OF EL MONTE
STATEMENT OF OPERATIONS
DECEMBER 31, 2012

Revenue Rental Income Tenant Charges Laundry and Vending Miscellaneous Revenue	$986,848 2,130 9,805 356
Total Revenue	999,139
Operating expenses
General and administrative	133,508
Utilities	69,276
Repairs and maintenance	149,901
Tax and insurance	98,451
Interest on financing	163,152
Total Operating Expenses	614,288
Operating Income (Loss)	384,851
Other Income and (Expenses)
Interest income	122
Depreciation and amortization	(251,378)
Operational asset management fee	(16,440)
Property tax exemption compliance fee	(1,739)
Reporting fee	(26,268)
Incentive management fee	(12,000)
Net Other Income and (Expenses)	307,703
Net Income (Loss)	$77,148

See auditor's report and accompanying notes to the financial statements.

BLESSED ROCK OF EL MONTE
STATEMENT OF CHANGES IN PARTNERS' CAPITAL
DECEMBER 31, 2012

	General Partners	Limited Partners	Total Partners' Capital
Balance - January 1, 2012	$(89,677)	$4,590,883	$4,501,206
Net Income (Loss)	772	76,376	77,148
Distributions to Members	(19,701)	(19,701)	(39,402)
Balance - December 31, 2012	$(108,606)	$4,647,558	$4,538,952
Percentages	1%	99%	100%

See auditor's report and accompanying notes to the financial statements.

BLESSED ROCK OF EL MONTE
STATEMENT OF CASH FLOWS
DECEMBER 31, 2012

Cash flows from operating activities:
Net Income (Loss)	$77148.00
Adjustments to reconcile net income (loss) to net cash
provided by operating activities:
Depreciation and amortization	251378.00
(Increase) decrease in accounts receivable	(1423)
Increase (decrease) in accounts payable	(3231)
Increase (decrease) in security deposits payable	(135.)
Increase (decrease) in accrued management fee	42.00
Increase (decrease) in prepaid rent	(638)
Increase (decrease) in accrued interest payable	15585
Total adjustments	261578
Net cash provided (used) by operating activities	338726
Cash flows from investing activities:
Purchase of property and equipment	(77140)
(Deposit) withdrawal tax and insurance escrows	(1093)
(Deposit) withdrawal reserve	(20623)
(Deposit) withdrawal security deposit account	249
Net cash provided (used) by investing activities	(98607)
Cash flows from financing activities:
Principal payments on mortgage payable	(70685)
Principal payments on notes payable	(79225)
Distributions	(39402)
Net cash provided (used) by financing activities	(189312)
Net increase (decrease) in cash and equivalents	50807
Cash and equivalents, beginning of year	504935
Cash and equivalents, end of year	$555742
Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest Expense	$147567
See auditor's report and accompanying notes to the financial statements.

See auditor's report and accompanying notes to the financial statements.

BLESSED ROCK OF EL MONTE
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2012

NOTE A - NATURE OF OPERATIONS

Blessed Rock of El Monte, a California Limited Partnership, ("the Partnership") was organized on February 14, 1996 to acquire, construct, own and operate a 137-unit apartment project known as Blessed Rock of El Monte ("the Project") located in El Monte, California ("the Project"). The term of the Partnership shall extend until December 31, 2047, unless sooner terminated as provided in the Partnership Agreement.

The Project is eligible and qualifies for low-income housing tax credits in accordance with Section 42 of the Internal Revenue Code of 1986 ("the Code"). Generally, the low-income housing credit is computed as a percentage of the qualified basis of the property including rehabilitation and is allowed annually during a period of ten years commencing with the years the building is placed into service. In addition, in order to qualify for the credit, the Partnership must conform with certain occupancy standards as set forth in the Code.

The General Partner is Everland, Inc. The Managing General Partner is Community Housing Assistance Program, Inc., a non-profit corporation. The Limited Partners are WNC Housing Tax Credit Fund V, L.P., Series 3, and WNC Housing Tax Credit Fund V, L.P., Series 4. The Special Limited Partner is WNC Housing, L.P.

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting

The Partnership prepares its financial statements on the accrual basis of accounting consistent with accounting principles generally accepted in the United States of America.

Cash and Cash Equivalents

Cash and cash equivalents include all cash balances and highly liquid investments with a maturity of three months or less at the acquisition date. At December 31, 2012, cash and cash equivalents consist of two unrestricted checking accounts and a petty cash fund. Restricted cash is not considered cash equivalents.

Tenant Accounts Receivable and Bad Debt Expense

Tenant rent charges for the current month are due on the first of the month. Tenants who are evicted or move-out are charged with damages or cleaning fees, if applicable. Tenant receivable consists of amounts due from rental income, security deposit or the charges for damages and cleaning fees. The Partnership does not accrue interest on the tenant receivable balances.

BLESSED ROCK OF EL MONTE
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2012

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Tenant receivables are charged to bad debt expense when they are determined to be uncollectible based upon a periodic review or the accounts by management. Accounting principles generally accepted in the United States of America require that the allowance method be used to recognize bad debts; however, the effect of using the direct write-off method is not materially different from the results that would have been obtained under the allowance method. Bad debts expensed for the year ended December 31, 2012 totaled $56.

Property and Equipment

Property and equipment are recorded at cost. Depreciation is provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives using the straight-line method. Maintenance and repairs are charged to expense as incurred; major renewals and betterments are capitalized. When items of property or equipment are sold or retired, the related cost and accumulated depreciation are removed from the accounts, and any gain or loss is included in income. The rental property is depreciated over estimated service lives as follows:

Buildings                                                                                              27.5 - 40 years Straight-Line
Land Improvements                                                                            15 - 20 years Straight-Line
Furnishings & Equipment                                                                  5 - 10 years Straight-Line

BLESSED ROCK OF EL MONTE
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2012

Impairment of Long-Lived Assets

In accordance with Accounting Standards Codification 360-10-05-4, Accounting for the Impairment or Disposal of Long-Lived Assets, the partnership reviews its rental property for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recovered. If the fair value is less than the carrying amount for the asset, an impairment loss is recognized for the difference. No impairment loss has been recognized during the year ended December 31, 2012.

Other Assets

The Partnership incurred financing costs in connection with the mortgage. These costs have been capitalized and are being amortized using the straight-line method over the 16-year terms of the mortgages. In addition, the Partnership incurred costs in connection with obtaining the tax credits, which are being amortized over a term of 15 years. Generally accepted accounting principles require that the effective yield method be used to amortize financing costs; however, the effect of using the straight-line method is not material to the financial statements for the year ended December 31, 2012.

Property Taxes

Property taxes are expensed in the year of lien on the property such that twelve months of expense is charged to operations each period.

BLESSED ROCK OF EL MONTE
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2012

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) Rental Income

Rental income is recognized as rentals become due. Rental payments received in advance are deferred until earned. All leases between the Partnership and the tenants of the property are operating leases.

Income Taxes

The Partnership has elected to be treated as a pass-through entity for income tax purposes and, as such, is not subject to income taxes. Rather, all items of taxable income, deductions and tax credits are passed through to and are reported by its owners on their respective income tax returns. The Partnership's federal tax status as a pass-through entity is based on its legal status as a Partnership. Accordingly, the Partnership is required to file and does file tax returns with the Internal Revenue Service and other taxing authorities. Accordingly, these financial statements do not reflect a provision for income taxes and the Partnership has not other tax positions which it must consider for disclosure. There has been no interest or penalties recognized in the statement of income or balance sheet for the year ended December 31, 2012. The Partnership's tax filings are subject to audit by various taxing authorities, and the open audit periods are 2009 through 2011.

Fair Value

In 2009, the Partnership adopted the Fair Value Measurement topic of the FASB Accounting Standards Codification (ASC) 820 which provides guidance for assets and liabilities which are required to be measured at fair value and requires expanded disclosure for fair value measurement. The standard applies whenever other standards require or permit assets or liabilities to be measured at fair value and does not require any new fair value measurements. The implementation of Fair Value Measurement did not have a material impact on the Partnership's financial statements for the year ended December 31, 2012.

Accounting Standards Codification

The Financial Accounting Standards Board ("FASB ASC") became the sole authoritative source of generally accepted accounting principles in the United States of America for periods ending after September 15, 2009. The FASB ASC incorporates all authoritative literature previously issued by a standard setter. Adoption of the FASB ASC has no effect on the Partnership's financial position, results from operations, partners' equity, or cash flows. References to the authoritative accounting literature in the notes to the financial statements are to the FASB ASC.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results may differ from those estimates.

BLESSED ROCK OF EL MONTE
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2012

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Concentration of Credit Risk

The Partnership maintains its cash balances and reserve balances in bank deposits that at times may exceed federally insured limits. The Partnership has not experienced any losses associated with these deposits. The Partnership believes it is not exposed to any significant credit risk on cash and cash equivalents.

The Partnership's sole asset is the apartment complex. The Partnership's operations are concentrated in the affordable housing real estate market. In addition, the Partnership operates in a heavily regulated environment. The operations of the Partnership are subject to the administrative directives, rules and regulations of federal, state and local regulatory agencies. Such administrative directives, rules and regulations are subject to change by an act of Congress. Such changes may occur with little notice or inadequate funding to pay for the related cost, including the additional administrative burden, to comply with a change.

NOTE C - INTANGIBLE ASSETS

Intangible assets are amortized over the term of the mortgage loan using the straight line method and, at December 31, 2012, were net of accumulated amortization of $104,756. Amortization expense for the same year ended was $6,899.

Estimated aggregated amortization expense for 2013 is $1,285.

NOTE D - MORTGAGE PAYABLE

The Partnership has entered into a mortgage loan agreement in the original amount of $2,720.000. The loan agreement provides, among other things, for the following:

a. An interest rate of 7.05% per annum;
b. Monthly principal and interest payments of $18,188;
c. A balloon payment of $2,017,000 payable June 1, 2013;
d. A maturity date of June 1, 2013; and
e. The funding of a reserve fund for replacing assets of the Project.

The mortgage loan matures in 2013 and all principal is due.

The liability of the Partnership under the mortgage loan is limited to the underlying value of the property and equipment collateral in addition to other amounts deposited with the lender. For the year ended December 31, 2012, interest expense was $147,152 and accrued interest was $12,070.

BLESSED ROCK OF EL MONTE
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2012

NOTE D - MORTGAGE PAYABLE (CONTINUED)

Replacement Reserve

In accordance with the Partnership Agreement, the Partnership is required to establish and maintain a reserve for replacements account for the purpose of capital improvements. The reserve account is to be funded in the amount of $20,544 per year. As of December 31, 2012, the balance of the replacement reserve was $177,578.

NOTE E - OTHER LONG TERM LIABILITIES

Note payable

The Partnership entered into a 1% note payable in the amount of $430,647 with a term of 30 years beginning April 3, 1996, payable to El Monte Redevelopment Agency ("RDA") for various development fees, secured by a deed of trust and rents from the Project. Commencing April 3, 1997, and thereafter on each April 3 for the following six succeeding years, payments of $4,239 were due. Payments increased to $8,478 on April 3, 2004 and continued for the next seven succeeding years. On April 3, 2012, payments increased to $32,534 and were to continue for the next 14 succeeding years, or until paid in full. Payments were to be paid from 50% of residual rental income, as defined in the promissory note agreement, applied first to interest. As of December 31, 2012, the balance of the development fee note payable was $0. At December 31, 2012, accrued interest on the note was $0.

Grant loan payable

The Partnership received a loan of $400,000 on April 3, 1996 from the City of El Monte as part of a public program to ensure affordable housing for senior citizen tenants. Interest accrues on the principal amount at 4%, with a term of 55 years. The loan is secured by a deed of trust and rents from the Project. At maturity, the principal amount of the loan and all accrued interest shall be deemed discharged and waived by the City unless there is an occurrence of an event of default, as specified under the loan agreement. If default occurs, the City of El Monte is entitled to exercise its rights and the entire principal amount outstanding and any accrued interest could become due and payable at the option of the City of El Monte. For the year ended December 31, 2012, interest expense was $16,000. Accrued interest at December 31, 2012 was $268,000.

NOTE F - RELATED PARTY TRANSACTIONS

 Operational Asset Management Fee

The Partnership Agreement provides for an asset management fee equal to $10 per unit per month, to accrue to the Managing General Partner and is payable based on the cash flow provisions of the Partnership Agreement. The fee to be paid is cumulative if not paid each year. During the year ended December 31, 2012, an operational asset management fee of $16,440 was expensed and paid and $8,220 remained prepaid at year-end.

BLESSED ROCK OF EL MONTE
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2012

NOTE F - RELATED PARTY TRANSACTIONS (CONTINUED)
Incentive Management Fee

The Partnership shall pay to the General Partner an incentive management fee equal to 40% of Remaining Cash, as defined. The incentive management fee shall be paid from available cash flow and does not accrue from year to year. For the year ended December 31, 2012, an incentive management fee of $12,000 was expensed and paid. No incentive management fee was payable at year-end.

Reporting Fee

The Partnership shall pay to the Limited Partner a reporting fee equal to 15% of the Cash Flow from Operations, as defined, but should not be less than $6,000 for each Limited Partner. It shall be paid from available cash flow and accrued from year to year. During the year ended December 31, 2012, a reporting fee of $26,268 was earned and paid. No reporting fee was payable at year-end.

Property Tax Exemption Compliance Fee

Pursuant to the Partnership Agreement, the Partnership shall pay to the Managing General Partner an annual fee of $1,500 for ensuring the Partnership is in compliance with the Property Tax Exemption requirements. The annual fee shall be increased by 3% each year, beginning in 2007 and continuing each year thereafter. For the year ended December 31, 2012, $1,739 was expensed and paid. No property tax exemption compliance fee was payable at year-end.

NOTE G - MANAGEMENT FEE

Effective July 19, 2007, the Partnership entered into an agreement with Professional Property Management, LLC ("PPM"), an unrelated party, in connection with the management of the Project's rental operations. In accordance with the management agreement, PPM earns fees of 5% of monthly gross collections. Fees earned for services rendered in connection with the leasing and operation of the Project amounted to $49,438 for the year ended December 31, 2012. At December 31, 2012, $4,113 in management fees remained payable.

NOTE H - ADVERTISING

The Partnership expenses advertising costs as they are incurred. Advertising expenses for the year ended December 31, 2012 amounted to $868.

BLESSED ROCK OF EL MONTE
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2012

NOTE I - PROFITS, LOSSES AND DISTRIBUTIONS

In general, income (loss), tax credits and cash flow from operations are allocated 98.99% to the Limited Partners, .01% to the Special Limited Partner, .99% to the General Partner and .01% to the Managing General Partner.

Income (loss) and cash flow from sources other than operations will be allocated pursuant to the terms of the Partnership Agreement regarding such.

NOTE J - CONTINGENCIES Housing Tax Credits

As incentive for investment equity, the Partnership applied for and received an allocation certificate for housing tax credits established by the Tax Reform Act of 1986. To qualify for the tax credits, the Partnership must meet certain requirements, including attaining a qualified basis sufficient to support the credit allocation. In addition, tenant eligibility and rental charges are restricted in accordance with Internal Revenue Code Section 42. Management has certified that each tax credit unit has met these qualifications to allow the credits allocated to each unit to be claimed. Compliance with these regulations must be maintained in each of the ten consecutive years of the compliance period. Failure to maintain compliance with occupant eligibility, unit gross rent, or to correct noncompliance within a reasonable time period could result in recapture of previously claimed tax credits plus interest.

Mortgage Maturity

The Project's senior debt matures during 2013. Ownership has not discussed a plan for refinancing this debt as of the reporting date of this financial statement.

NOTE K - SUBSEQUENT EVENTS

FASB ASC 855, Subsequent Events, addresses events which occur after the balance sheet date but before the issuance of financial statements. An entity must record the effects of subsequent events that provide evidence about conditions that existed at the balance sheet date and must disclose but not record the effects of subsequent events which provide evidence about conditions that existed after the balance sheet date. Additionally, Topic 855 requires disclosure relative to the date through which subsequent events have been evaluated and whether that is the date on which the financial statements were issued or were available to be issued. Management evaluated the activity of Blessed Rock of El Monte through January 25, 2013, the date the financial statements were issued, and concluded that no subsequent events have occurred that would require recognition in the Financial Statements or disclosure in the Notes to the Financial Statements.

ACCOMPANYING INFORMATION

PAILET, MEUNIER and LeBLANC, L.L.P.
Certified Public Accountants
Management Consultants

INDEPENDENT AUDITOR'S REPORT ON INFORMATION

ACCOMPANYING THE BASIC FINANCIAL STATEMENTS

To the Partners

Blessed Rock of El Monte

We have audited the financial statements of Blessed Rock of El Monte as of and for the year ended December 31, 2012, and our report thereon dated January 25, 2013, which expressed an unmodified opinion on those financial statements, appears on page 3. Our audit was conducted for the purpose of forming an opinion on the financial statements as a whole. The Supplemental Schedule of Expenses are presented for purposes of additional analysis and is not a required part of the financial statements. Such information is the responsibility of management and was derived from and relates directly to the underlying accounting and other records used to prepare the financial statements. The information has been subjected to the auditing procedures applied in the audit of the financial statements and certain additional procedures, including comparing and reconciling such information directly to the underlying accounting and other records used to prepare the financial statements or to the financial statements themselves, and other additional procedures in accordance with auditing standards generally accepted in the United States of America. In our opinion, the information is fairly stated in all material respects in relation to the financial statements as a whole.

Metairie, Louisiana January 25, 2013

Member of:	• PCAOB - Public Company Accounting Oversight Board

AICPA: Center for Public Company Audit Firms (SEC) • Governmental Audit Quality Center • Private Companies Practice Section (PCPS)
3421 N. Causeway Blvd., Suite 701 • Metairie, LA 70002 • Telephone (504) 837-0770 • Fax (504) 837-7102
201 St. Charles Ave., Suite 2500 • New Orleans, LA 70170 • Telephone (504) 599-5905 • Fax (504) 837-7102
www.pmlcpa.com

BLESSED ROCK OF EL MONTE
SUPPLEMENTAL INFORMATION
FOR THE YEAR ENDED DECEMBER 31, 2012

A. SCHEDULES OF EXPENSES

General and Administrative:	2012
Site Management Payroll	$35,582
Management Fee	49,348
Marketing and Advertising	868
Legal Fees	910
Audit Expense	6,216
Training	5,839
Credit Reports	132
Office Supplies	9,112
Bank Fees	1,143
Telephone Expenses	10,214
Social Programming	14,067
Bad Debts	56
Miscellaneous	21
Total	$133,508
Utilities:
Electricity	$18,192
Gas	13,099
Water & Sewer	37,985
Total	$69,276
Repairs and Maintenance:
Maintenance - Contracts	$54,913
Maintenance - Salaries	16,728
Maintenance - Supplies	20,013
Painting and Decorating	15,384
Garbage and Trash Removal	18,043
Exterminating	2,430
Grounds Maintenance	22,390
Total	$149,901

BLESSED ROCK OF EL MONTE
SUPPLEMENTAL INFORMATION
FOR THE YEAR ENDED DECEMBER 31, 2012

Tax and Insurance:	2012
Real Estate Taxes	$26,816
Property & Liability Insurance	42,496
Payroll Taxes	8,726
Worker's Compensation	10,488
Health Insurance and other Employee Benefits	6,310
Other Taxes and Insurance	3,615
Total	$98,451